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                                                                                                                 EXHIBIT 12.1


                                   SCHEDULE RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (dollars in thousands)

                                                                                                                    Pro Forma
                                                                                                           Twelve     Twelve
                                                                                       Nine Months Ended   Months     Months
                                                Fiscal Years Ended September 30,            June 30,       Ended      Ended
                                            ---------------------------------------    -----------------  June 30,   June 30,
                                             1992    1993    1994     1995     1996      1996      1997     1997       1997
                                            -----   -----   -----    -----    ------    ------    -----   ------     ------
Income before provision for income taxes    2,952   3,794   4,532    3,685    14,440    13,329    7,179    8,290     (2,308)
  Interest expense, including amortization
    of debt issuance costs                    966     676     645    1,190       762       616      948    1,094     11,692
  Interest portion of rental expense          410     355     400      867       867       663      678      882        882
                                            ----------------------------------------    ---------------   -----------------
    Earnings                                4,328   4,825   5,577    5,742    16,069    14,608    8,805   10,266     10,266
                                            ----------------------------------------    ---------------   -----------------
                                            ----------------------------------------    ---------------   -----------------

Interest expense, including amortization
  of debt issuance costs                      966     676     645    1,190       762       616      948    1,094     11,692
Interest portion of rental expense            410     355     400      867       867       663      678      882        882
                                            ----------------------------------------    ---------------   -----------------
    Fixed Charges                           1,376   1,031   1,045    2,057     1,629     1,279    1,626    1,976     12,574
                                            ----------------------------------------    ---------------   -----------------
                                            ----------------------------------------    ---------------   -----------------

Ratio of Earnings to Fixed Charges           3.15    4.68    5.34     2.79      9.86     11.42     5.42     5.20       0.82
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